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                                                              EXHIBIT 99.2

                KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT


          THIS AGREEMENT, made and entered into as of the 30th of April, 1997, by and between Giddings & Lewis, Inc., a Wisconsin corporation (hereinafter referred to as the "Company"), and _______________________________ (hereinafter referred to as the "Executive").

                                  WITNESSETH

          WHEREAS, the Executive is employed by the Company in a key executive capacity and the Executive's services are valuable to the conduct of the business of the Company;

          WHEREAS, the Executive possesses intimate knowledge of the business and affairs of the Company and has acquired certain confidential information and data with respect to the Company;

          WHEREAS, the Company desires to insure, insofar as possible, that it will continue to have the benefit of the Executive's services and to protect its confidential information and goodwill;

          WHEREAS, the Company recognizes that circumstances may arise in which a change in control of the Company occurs, through acquisition or otherwise, thereby causing uncertainty about the Executive's future employment with the Company without regard to the Executive's competence or past contributions which uncertainty may result in the loss of valuable services of the Executive to the detriment of the Company and its shareholders, and the Company and the Executive wish to provide reasonable security to the Executive against changes in the Executive's relationship with the company in the event of any such change in control;

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          WHEREAS, the Company and the Executive are desirous that any proposal for a change in control or acquisition of the Company will be considered by the Executive objectively and with reference only to the best interests of the Company and its shareholders; and

          WHEREAS, the Executive will be in a better position to consider the Company's best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such change in control or acquisition.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

     1.   DEFINITIONS.

          (a) ACT. For purposes of this Agreement, the term "Act" means the Securities Exchange Act of 1934, as amended.

          (b) AFFILIATE AND ASSOCIATE. For purposes of this Agreement, the terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations of the Act.

          (c) BENEFICIAL OWNER. For purposes of this Agreement, a Person shall be deemed to be the "Beneficial Owner" of any securities:

               (i) which such Person or any of such Person's Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the



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     exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; PROVIDED, HOWEVER, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase, or (B) securities issuable upon exercise of Rights issued pursuant to the terms of the Company's Rights Agreement with Firstar Trust Company, dated as of August 23, 1995, as amended from time to time (or any successor to such Rights Agreement), at any time before the issuance of such securities;

               (ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement arrangement or understanding; PROVIDED, HOWEVER, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a
     Schedule 13D under the Act (or any comparable or successor report); or

               (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting


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     (except to a revocable proxy as described in Subsection 1(c)(ii) above) or disposing of any voting securities of the Company.

          (d) CAUSE. "Cause" for termination by the Company of the Executive's employment after a Change of Control of the Company shall, for purposes of this Agreement, be limited to (i) the engaging by the Executive in intentional conduct not taken in good faith which has caused demonstrable and serious financial injury to the Company, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (ii) conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal) which substantially impairs the Executive's ability to perform his duties or responsibilities; and (iii) continuing willful and unreasonable refusal by the Executive to perform the Executive's duties or responsibilities (unless significantly changed without the Executive's consent).

          (e) CHANGE IN CONTROL OF THE COMPANY. For purposes of this Agreement, a "Change in Control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control of the Company shall be deemed to have occurred if:

               (i) any Person (other than any employee benefit plan of the Company or any subsidiary of the Company, any entity holding securities of the Company for or pursuant to the terms of any such plan or any trustee, administrator or fiduciary of such


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     a plan) is or becomes the Beneficial Owner of securities of the Company representing at least 30% of the combined voting power of the Company's then outstanding securities;

               (ii) a Section 11(a)(ii) Event shall have occurred under the Rights Agreement (or a similar event shall have occurred under any successor to such Rights Agreement) at any time any Rights are issued and outstanding thereunder;

               (iii) one-third or more of the members of the Board are not Continuing Directors;

               (iv) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or
     (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

               (v) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

          (f) CODE. For purposes of this Agreement, the term "Code" means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

          (g)  CONTINUING DIRECTOR.  For purposes of this Agreement, the term


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"Continuing Director" means any member of the Board of Directors of the Company who was a member of such Board on the date this Agreement is executed, and any successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on such Board.

          (h) COVERED TERMINATION. For purposes of this Agreement, the term "Covered Termination" means any termination of the Executive's employment where the Termination Date is any date prior to the end of the Employment Period.

          (i) EMPLOYMENT PERIOD. For purposes of this Agreement, the term "Employment Period" means a period commencing on the date of a Change in Control of the Company, and ending at 11:59 p.m. Milwaukee Time on the earlier of the fifth anniversary of such date or the Executive's Normal Retirement Date.

          (j) GOOD REASON. For purposes of this Agreement, the Executive shall have a "Good Reason" for termination of employment after a Change in Control of the Company in the event of:

               (i) any breach of this Agreement by the Company, including specifically any breach by the Company of its agreements contained in Sections 4, 5 or 6 hereof;

               (ii) the removal of the Executive from, or any failure to reelect or reappoint the Executive to, any of the positions held with the Company on the date of the Change in Control of the Company or any other positions with the Company to which the Executive shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination by the Company


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     of the Executive's employment for Cause or by reason of disability pursuant to Section 12 hereof;

               (iii) a good faith determination by the Executive that there has been a significant adverse change, without the Executive's written consent, in the Executive's working conditions or status with the Company from such working conditions or status in effect immediately prior to the Change in Control of the Company, including but not limited to (A) a significant change in the nature or scope of the Executive's authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accouterments;

               (iv) failure by the Company to obtain the Agreement referred to in Section 17(a) hereof as provided therein; or

               (v) any voluntary termination of employment by the Executive where the Notice of Termination is delivered within the thirty (30) day period immediately following the first anniversary of the Change in Control of the Company.

          (k) NORMAL RETIREMENT DATE. For purposes of this Agreement, the term "Normal Retirement Date" means "Normal Retirement Date" as defined in the Giddings & Lewis, Inc. Retirement Plan, or any successor plan, as in effect on the date of the Change in Control of the Company.

          (l) PERSON. For purposes of this Agreement, the term "Person" shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.


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          (m)  TERMINATION DATE.  For purposes of this Agreement, except as otherwise provided in Section 10(b) and Section 17(a) hereof, the term "Termination Date" means (i) if the Executive's employment is terminated by the Executive's death, the date of death; (ii) if the Executive's employment is terminated by reason of voluntary early retirement, as agreed in writing by the Company and the Executive, the date of such early retirement which is set forth in such written agreement; (iii) if the Executive's employment is terminated for purposes of this Agreement by reason of disability pursuant to Section 12 hereof, the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period; (iv) if the Executive's employment is terminated by the Executive voluntarily (other than for Good Reason), the date the Notice of Termination is given; and (v) if the Executive's employment is terminated by the Company (other than by reason of disability pursuant to Section 12 hereof) or by the Executive for Good Reason, the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period. Notwithstanding the foregoing:

               (A) If termination is for Cause pursuant to Section 1(d)(iii) of this Agreement and if the Executive has cured the conduct constituting such Cause as described by the Company in its Notice of Termination within such thirty day or shorter period, then the Executive's employment hereunder shall continue as if the Company had not delivered its Notice of Termination.

               (B) If the Company shall give a Notice of Termination for Cause or by reason of disability and the Executive in good faith notifies the Company that a dispute exists concerning the termination within the applicable period following receipt thereof, then the Executive may elect to continue his employment (or, if the Executive ceased


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     performing his duties hereunder at the request of the Company at the time of delivery of Notice of Termination, resume and continue employment) during such dispute and the Termination Date shall be determined under this paragraph. If the Executive so elects and it is thereafter determined that Cause or disability (as the case may be) did exist, the Termination Date shall be the earliest of (1) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with Section 23 hereof, (2) the date of the Executive's death, or (3) one day prior to the end of the Employment Period. If the Executive so elects and it is thereafter determined that Cause or disability (as the case may be) did not exist, then the employment of the Executive hereunder shall continue after such determination as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such Notice. In either case, this Agreement continues, until the Termination Date, if any, as if the Company had not delivered the Notice of Termination except that, if it is finally determined that the Company properly terminated the Executive for the reason asserted in the Notice of Termination, the Executive shall in no case be entitled to a Termination Payment (as hereinafter defined) arising out of events occurring after the Company delivered its Notice of Termination.

               (C) If the Executive shall in good faith give a Notice of Termination for Good Reason and the Company notifies the Executive that a dispute exists concerning the termination within the fifteen day period following receipt thereof, then the Executive may elect to continue his employment during such dispute and the Termination Date shall be determined under this paragraph. If the Executive so elects and it is thereafter


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     determined that Good Reason did exist, the Termination Date shall be the earliest of (1) the date on which the dispute is finally determined, either
     (x) by mutual written agreement of the parties or (y) in accordance with
     Section 23 hereof, (2) the date of the Executive's death or (3) one day prior to the end of the Employment Period. If the Executive so elects and it is thereafter determined that Good Reason did not exist, then the employment of the Executive hereunder shall continue after such determination as if the Executive had not delivered the Notice of Termination asserting Good Reason and there shall be no Termination Date arising out of such Notice. In either case, this Agreement continues, until the Termination Date, if any, as if the Executive had not delivered the Notice of Termination except that, if it is finally determined that Good Reason did exist, the Executive shall in no case be denied the benefits described in Sections 8(b) and 9 hereof (including a Termination Payment) based on events occurring after the Executive delivered his Notice of Termination.

               (D) Except as provided in Paragraph (B) and (C) above, if the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination within the appropriate period following receipt thereof and it is finally determined that the reason asserted in such Notice of Termination did not exist, then (1) if such Notice was delivered by the Executive, the Executive will be deemed to have voluntarily terminated his employment and the Termination Date shall be the earlier of the date fifteen days after the Notice of Termination is given or one day prior to the end of the Employment Period and (2) if delivered by the Company, the Company will be deemed to have terminated the Executive other than by reason of death,


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     disability or Cause.

          2. TERMINATION OR CANCELLATION PRIOR TO CHANGE IN CONTROL. The Company and the Executive shall each retain the right to terminate the employment of the Executive at any time prior to a Change in Control of the Company. In the event the Executive's employment is terminated prior to a Change in Control of the Company, this Agreement shall be terminated and canceled and of no further force and effect and any and all rights and obligations of the parties hereunder shall cease.

          3. EMPLOYMENT PERIOD. If a Change in Control of the Company occurs when the Executive is employed by the Company, the Company will continue thereafter to employ the Executive during the Employment Period, and the Executive will remain in the employ of the Company, in accordance with and subject to the terms and provisions of this Agreement.

          4. DUTIES. During the Employment Period, the Executive shall, in the same capacities and positions held by the Executive at the time of the Change in Control of the Company or in such other capacities and positions as may be agreed to by the Company and the Executive in writing, devote the Executive's best efforts and all of the Executive's business time, attention and skill to the business and affairs of the Company, as such business and affairs now exist and as they may hereafter be conducted. The services which are to be performed by the Executive hereunder are to be rendered in the same metropolitan area in which the Executive was employed at the time of such Change in Control of the Company, or in such other place or places as shall be mutually agreed upon in writing by the Executive and the Company from time to time. Without the Executive's consent the Executive shall not be required to be absent from such metropolitan area more than 45 days in any fiscal year of the Company.


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          5.   COMPENSATION.  During the Employment Period, the Executive shall be compensated as follows:

          (a) The Executive shall receive, at reasonable intervals (but not less often than monthly) and in accordance with such standard policies as may be in effect immediately prior to the Change in Control of the Company, an annual base salary in cash equivalent of not less than the Executive's annual base salary as in effect immediately prior to the Change in Control of the Company (which base salary shall, unless otherwise agreed in writing by the Executive, include the current receipt by the Executive of any amounts which, prior to the Change in Control of the Company, the Executive had elected to defer, whether such compensation is deferred under Section 401(k) of the Code or otherwise), subject to adjustment as hereinafter provided.

          (b) The Executive shall receive fringe benefits at least equal in value to those provided for the Executive immediately prior to the Change in Control of the Company, and shall by reimbursed, at such intervals and in accordance with such standard policies as may be in effect immediately prior to the Change in Control of the Company, for any and all monies advanced in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company, including travel expenses.

          (c) The Executive shall be included, to the extent eligible thereunder (which eligibility shall not be conditioned on the Executive's salary grade or on any other requirement which excludes persons of comparable status to the Executive unless such exclusion was in effect for such plan or an equivalent plan immediately prior to the Change in Control of the Company), in any and all plans providing benefits for the Company's salaried employees in general, including but not limited to group life insurance, hospitalization, medical, dental, profit sharing and stock bonus plans; PROVIDED, THAT in no event shall the aggregate level of benefits under such plans in which the Executive is included be less than the aggregate level of benefits under plans of the Company of the type referred to in this Section 5(c) in which the Executive was participating immediately prior to the Change in Control of the Company.

          (d) The Executive shall annually be entitled to not less than the amount of paid vacation and not fewer than the number of paid holidays to which the Executive was entitled annually immediately prior to the Change in Control of the Company or such greater amount of paid vacation and number of paid holidays as may be made available annually to other executives of the Company of comparable status and position to the Executive.

          (e) The Executive shall be included in all plans providing additional benefits to executives of the Company of comparable status and position to the Executive, including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement, stock option, stock appreciation, stock bonus and similar or comparable plans; PROVIDED, THAT in no event shall the aggregate level of benefits under such plans be less than the aggregate level of benefits under plans of the Company of the type referred to in this Section 5(e) in which the Executive was participating immediately prior to the Change in Control of the Company; and PROVIDED, FURTHER, that the Company's obligation to include the Executive in bonus or incentive compensation plans shall be determined by Subsection 5(f) hereof.

          (f) To assure that the Executive will have an opportunity to earn incentive compensation after a Change in Control of the Company, the Executive shall be included in a bonus plan of the Company which shall satisfy the standards described below (such plan, the


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"Bonus Plan").  Bonuses under the Bonus Plan shall be payable with respect to achieving such financial or other goals reasonably related to the business of the Company as the Company shall establish (the "Goals"), all of which Goals shall be attainable, prior to the end of the Employment Period, with approximately the same degree of probability as the goals under the Company's bonus plan as in effect immediately prior to the Change in Control of the Company (the "Company Bonus Plan") and in view of the Company's existing and projected financial and business circumstances applicable at the time. The amount of the bonus (the "Bonus Amount") that the Executive is eligible to earn under the Bonus Plan shall be no less than the amount of the Executive's maximum award provided in such Company Bonus Plan (such bonus amount herein referred to as the "Targeted Bonus"), and in the event the Goals are not achieved such that the entire Targeted Bonus is not payable, the Bonus Plan shall provide for a payment of a Bonus Amount equal to a portion of the Targeted Bonus reasonably related to that portion of the Goals which were achieved. Payment of the Bonus Amount shall not be affected by any circumstance occurring subsequent to the end of the Employment Period, including termination of the Executive's employment.

          6. ANNUAL COMPENSATION ADJUSTMENTS. During the Employment Period, the Board of Directors of the Company (or an appropriate committee thereof) will consider and appraise, at least annually, the contributions of the Executive to the Company, and in accordance with the Company's practice prior to the Change in Control of the Company, due consideration shall be given to the upward adjustment of the Executive's base compensation rate, at least annually, (i) commensurate with increases generally given to other executives of the Company of comparable status and position to the Executive, and (ii) as the scope of the Company's


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operations or the Executive's duties expand.

          7. TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If there is a Covered Termination for Cause or due to the Executive's voluntarily terminating his employment other than for Good Reason (any such termination to be subject to the procedures set forth in Section 13 hereof), then the Executive shall be entitled to receive only Accrued Benefits pursuant to Section 9(a) hereof.

          8. TERMINATION GIVING RISE TO A TERMINATION PAYMENT. (a) If there is a Covered Termination by the Executive for Good Reason, or by the Company other than by reason of (i) death, (ii) disability pursuant to Section 12 hereof, or (iii) Cause (any such terminations to be subject to the procedures set forth in Section 13 hereof), then the Executive shall be entitled to receive, and the Company shall promptly pay, Accrued Benefits and, in lieu of further base salary for periods following the Termination Date, as liquidated damages and additional severance pay and in consideration of the covenant of the Executive set forth in Section 14(a) hereof, the Termination Payment pursuant to
Section 9(b) hereof.

          (b) If there is a Covered Termination and the Executive is entitled to Accrued Benefits and the Termination Payment, then the Executive shall be entitled to the following additional benefits:

               (i) The Executive shall receive, at the expense of the Company, outplacement services, on an individualized basis at a level of service commensurate with the Executive's status with the Company immediately prior to the Change in Control of the Company (or, if higher, immediately prior to the termination of the Executive's employment), provided by a nationally recognized executive placement firm selected by


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     the Company.

               (ii) Until the earlier of the end of the Employment Period or such time as the Executive has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits, the Executive shall continue to be covered, at the expense of the Company, by the same or equivalent life insurance, hospitalization, medical and dental coverage as was required hereunder with respect to the Executive immediately prior to the date the Notice of Termination is given.

               (iii) In addition to the retirement benefits to which the Executive is entitled under the Giddings & Lewis Retirement Plan and the Executive's Supplemental Executive Retirement Plan (each, a "Pension Plan") or any successor plan thereto, the Company shall pay the Executive, within ten business days following the Termination Date, a lump sum amount, in cash, equal to the excess of (i) the actuarial equivalent of the aggregate retirement pension (determined as a straight life annuity commencing at age 65 which the Executive would have accrued under the terms of all Pension Plans (without regard to any amendment to any Pension Plan made subsequent to a Change in Control of the Company, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if the Executive were fully vested thereunder and had accumulated (after the Termination Date) the number of additional months of service credit thereunder equal to the number of months remaining from the Termination Date until the Executive's 65th birthday, and had been credited under each Pension Plan during such period with compensation equal to the Executive's Annual Cash Compensation (as defined in Section 9(b) (i)), over (ii) the actuarial equivalent of the


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     aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the Termination Date) as of which the actuarial equivalent of such annuity is greatest) which the Executive had accrued pursuant to the provisions of the Pension Plans as of the Termination Date. For purposes of this Section 8(b) (iii), "actuarial equivalent" shall be determined using the same assumptions utilized under the Giddings & Lewis Retirement Plan immediately prior to the Termination Date or, if more favorable to the Executive, immediately prior to the Change in Control of the Company.

               (iv) Notwithstanding any provisions of the Bonus Plan to the contrary but without duplication, the Company shall pay to the Executive a lump sum amount, in cash, equal to a pro rata portion to the Termination Date of the aggregate value of all incentive compensation awards to the Executive for all then uncompleted periods under such plan, calculated in a manner set forth in the plan which is applicable to "involuntary termination without cause" thereunder.

               (v) In addition, the Executive, upon a Covered Termination, shall be provided (and may avail himself of at any time during the remainder of the Employment Period) the same relocation benefits, including the Home Purchase Program, as were available to Executive and Vice President level employees immediately prior to the Change in Control of the Company, and shall have the right to purchase the Company car then assigned to him for $1.00. The Company shall also, for the remainder of the Employment Period, (A) reimburse the Executive for monthly membership dues and


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     assessments (and initiation fee, if applicable) to the country club selected by the Executive, (B) reimburse the Executive for professional legal and tax planning assistance, up to a maximum of $10,000, and (C) continue to provide the Executive with an annual physical examination by a physician on the same basis as immediately prior to the Change in Control of the Company.


          9.   PAYMENTS UPON TERMINATION.

          (a) ACCRUED BENEFITS. For purposes of this Agreement, the Executive's "Accrued Benefits" shall include the following amounts, payable as described herein: (i) all base salary for the time period ending with the Termination Date; (ii) reimbursement for any and all monies advanced in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the time period ending with the Termination Date; (iii) any and all other cash earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect; (iv) a lump sum payment of the bonus or incentive compensation otherwise payable to the Executive with respect to the year in which termination occurs under all bonus or incentive compensation plan or plans in which the Executive is a participant; and (v) all other payments and benefits to which the Executive (or in the event of the Executive's death, the Executive's surviving spouse or other beneficiary) may be entitled as compensatory fringe benefits or under the terms of any benefit plan of the Company, including severance payments under the Company's severance policies and practices as in effect immediately prior to the Change in Control of the Company. Payment of Accrued Benefits shall be made promptly in accordance with the Company's prevailing practice with respect to Subsections (i) and (ii) or,

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with respect to Subsections (iii), (iv) and (v), pursuant to the terms of the benefit plan or practice establishing such benefits.

          (b)  TERMINATION PAYMENT.

               (i) The Termination Payment shall be an amount equal to (A) the Executive's annual base salary, as in effect immediately prior to the Change in Control of the Company, as adjusted upward, from time to time, pursuant to Section 6 hereof, plus (B) the amount of the highest annual bonus award (determined on an annualized basis for any bonus award paid for a period of less than one year) paid to the Executive with respect to the three complete fiscal years preceding the Termination Date (the aggregate amount set forth in (A) and (B) hereof shall hereafter be referred to as "Annual Cash Compensation"), times (C) the lesser of (1) three and (2) the number of years or fractional portion thereof remaining in the Employment Period determined as of the Termination Date; PROVIDED, HOWEVER, THAT such amount shall not be less than the amount of the Executive's Annual Cash Compensation. The Termination Payment and the Gross-Up Payment (as defined below) if any, shall be paid to the Executive in cash equivalent ten business days after the Termination Date. Such Termination Payment shall not be reduced by any present value or similar factor, and the Executive shall not be required to mitigate the amount of the Termination Payment (or any other payments or benefits provided under this Agreement) by securing other employment or otherwise, nor will such Termination Payment (or any other payments or benefits provided under this Agreement) be reduced by reason of the Executive securing other employment or for any other reason. The Termination Payment shall be in addition to the Executive's normal post-termination compensation and benefits, determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Termination Date or, if more favorable to the Executive, as in effect immediately prior to the Change in Control of the Company. Such benefit and compensation plans will include, but shall not be limited to, the Company's 1993 Stock and Incentive Plan.

               (ii) (A) Whether or not the Executive becomes entitled to the Termination Payment, if any of the payment or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control of the Company or any Person affiliated with the Company or such Person) (such payments or benefits excluding the Gross-Up Payment (as hereinafter defined), being hereinafter referred to as the "Total Payments") will be subject to any excise tax imposed under section 4999 of the Code (the "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

                      (B) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b) (2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control of the Company, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b) (4) (A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b) (1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) are not subject to the Excise Tax, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d) (3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Termination Date (or if there is no Termination Date, then the date on which the Gross-Up Payment is calculated for purposes of this Section 9(b) (ii)), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                      (C) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b) (2) (B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceeding concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

          10. DEATH. (a) Except as provided in Section 10(b) hereof, in the event of a Covered Termination due to the Executive's death, the Executive's estate, heirs and beneficiaries shall receive all the Executive's Accrued Benefits through the Termination Date.

          (b) In the event the Executive dies after a Notice of Termination is given (i) by the Company or (ii) by the Executive for Good Reason, the Executive's estate, heirs and beneficiaries shall be entitled to the benefits described in Section 10(a) hereof and, subject to the provisions of this Agreement, to such Termination Payment as the Executive would have been entitled to had the Executive lived. For purposes of this Subsection 10(b), the Termination Date shall be the earlier of thirty days following the giving of the Notice of Termination, subject to extension pursuant to Section 1(m) hereof, or one day prior to the end of the Employment Period.

          11. RETIREMENT. If, during the Employment Period, the Executive and the Company shall execute an agreement providing for the early retirement of the Executive from the Company, or the Executive shall otherwise give notice that he is voluntarily choosing to retire early from the Company, the Executive shall receive Accrued Benefits through the Termination Date; PROVIDED, THAT if the Executive's employment is terminated by the Executive for Good Reason or by the Company other than by reason of death, disability or Cause and the Executive also, in connection with such termination, elects voluntary early retirement, the Executive shall also be entitled to receive a Termination Payment pursuant to Section 8(a) hereof.

          12. TERMINATION FOR DISABILITY. If, during the Employment Period, as a result of the Executive's disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related), the Executive shall have been absent from the Executive's duties hereunder on a full-time basis for a period of six consecutive months and, within thirty days after the Company notifies the Executive in writing that it intends to terminate the Executive's employment (which notice shall not constitute the Notice of Termination contemplated below), the Executive shall not have returned to the performance of the

Executive's duties hereunder on a full-time basis, the Company may terminate the Executive's employment for purposes of this Agreement pursuant to a Notice of Termination given in accordance with Section 13 hereof. If the Executive's employment is terminated on account of the Executive's disability in accordance with this Section, the Executive shall receive Accrued Benefits in accordance with Section 9(a) hereof and shall remain eligible for all benefits provided by any long term disability programs of the Company in effect at the time of such termination.

          13. TERMINATION NOTICE AND PROCEDURE. Any Covered Termination by the Company or the Executive shall be communicated by written Notice of Termination to the Executive, if such Notice is given by the Company, and to the Company, if such Notice is given by the Executive, all in accordance with the following procedures and those set forth in Section 24 hereof:

          (a) If such termination is for disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination.

          (b) Any Notice of Termination by the Company shall have been approved, prior to the giving thereof to the Executive, by a resolution duly adopted by a majority of the directors of the Company (or any successor corporation) then in office.

          (c) If the Notice is given by the Executive for Good Reason, the Executive may cease performing his duties hereunder on or after the date fifteen days after the delivery of Notice of Termination and shall in any event cease employment on the Termination Date. If the Notice is given by the Company, then the Executive may cease performing his duties hereunder on the date of receipt of the Notice of Termination, subject to the Executive's rights hereunder.

          (d) The Executive shall have thirty days, or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of the Executive's employment for Cause under this Agreement pursuant to Subsection 1(d)(iii) hereof.

          (e) The recipient of any Notice of Termination shall personally deliver or mail in accordance with Section 24 hereof written notice of any dispute relating to such Notice of Termination to the party giving such Notice within fifteen days after receipt thereof; PROVIDED, HOWEVER, that if the Executive's conduct or act alleged to provide grounds for termination by the Company for Cause is curable, then such period shall be thirty days. After the expiration of such period, the contents of the Notice of Termination shall become final and not subject to dispute.

          14.  FURTHER OBLIGATIONS OF THE EXECUTIVE.

          (a) COMPETITION. The Executive agrees that, in the event of any covered Termination where the Executive is entitled to accrued Benefits and the Termination Payment, the Executive shall not, for a period of one year after the Termination Date, without the prior written approval of the Company's Board of Directors, participate in the management of, be employed by or own any business enterprise at a location within the United States that engages in substantial competition with the Company or its subsidiaries, where such enterprise's revenues from any competitive activities amount to 10% or more of such enterprise's net revenues and sales for its most recently completed fiscal year; PROVIDED, HOWEVER, that nothing in this Section 14(a) shall prohibit the Executive from owning stock or other securities of a competitor amounting to less than five percent of the outstanding capital stock of such competitor.

          (b) CONFIDENTIALITY. During and following the Executive's employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company, except to the extent authorized in writing by the Board of Directors of the Company or required by any court or administrative agency, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company. All records, files, documents and materials, or copies thereof, relating to the business of the Company which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of employment with the Company.

          15. EXPENSES AND INTEREST. The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive (i) in disputing any issue hereunder relating to the termination of the Executive's employment or in seeking to obtain or enforce any benefit or right provided by this Agreement (in each case, unless the Executive is acting in bad faith) or (ii) in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. The prejudgment interest on any money judgment or arbitration award obtained by the Executive shall be calculated at the rate of interest announced by Firstar Bank Milwaukee of Milwaukee, Wisconsin from time to time as its prime or base lending rate from the date that payments to him should have been made under this Agreement.

          16. PAYMENT OBLIGATIONS ABSOLUTE. The Company's obligation during and after the Employment Period to pay the Executive the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else. Except as provided in Section 15 of this Agreement, all amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.

          17.  SUCCESSORS.    (a)  If the Company sells, assigns or transfers
all or substantially all of its business and assets to any Person or if the Company merges into or consolidates or otherwise combines (where the Company does not survive such combination) with any Person (any such event, a "Sale of Business"), then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to such Person, and the Company shall cause such Person, by written agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company. Failure of the Company to obtain such agreement prior to the effective date of such Sale of Business shall be a breach of this Agreement constituting "Good Reason" hereunder, except that for purposes of implementing the foregoing the date upon which such Sale of Business becomes effective shall be deemed the Termination Date. In case of such assignment by the Company and of assumption and agreement by such Person, as used in this Agreement (except in Section 1(e) hereof), "Company" shall thereafter mean such Person which executes and delivers the agreement provided for in this Section 18 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such Person.
The Executive shall, in his discretion, be entitled to proceed against any or all of such Persons, any Person which theretofore was such a successor to the Company (as defined in the first paragraph of this Agreement) and the Company (as so defined) in any action to enforce any rights of the Executive hereunder. Except as provided in this Subsection, this Agreement shall not be assignable by the Company. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

          (b) This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive under Sections 7, 8, 9, 10, 11, 12 and 15 hereof if the Executive had lived shall be paid, in the event of the Executive's death, to the Executive's estate, heirs and representatives; PROVIDED, HOWEVER, that the foregoing shall not be construed to modify any terms of any benefit plan of the Company, as such terms are in effect on the date of the Change in Control of the Company, that expressly govern benefits under such plan in the event of the Executive's death.

          18. SEVERABILITY. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

          19. ENTIRE AGREEMENT. This Agreement constitutes the whole agreement of the Company and the Executive. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement. The Key Executive Employment and Severance Agreement dated __________________ ____, 19___ between the Company and the Executive is hereby canceled and superseded by this Agreement.

          20. AMENDMENT. This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive.

          21. WITHHOLDING. The Company shall be entitled to withhold from amounts to by paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; PROVIDED, THAT the amount so withheld shall not exceed the minimum amount required to be withheld by law. The Company shall be entitled to rely on an opinion of nationally recognized tax counsel if any question as to the amount or requirement of any such withholding shall arise.

          22. CERTAIN RULES OF CONSTRUCTION. No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company.

          23. GOVERNING LAW; RESOLUTION OF DISPUTES. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin. Any dispute arising out of this Agreement shall, at the Executive's election, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case both parties shall be bound by the arbitration award) or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Fond du Lac, Wisconsin or, at the Executive's election, if the Executive is no longer residing or working the Fond du Lac, Wisconsin metropolitan area, in the judicial district encompassing the city in which the Executive resides; PROVIDED, THAT if the Executive is not then residing in the United States, the election of the Executive with respect to such venue shall be either Fond du Lac, Wisconsin or in the judicial district encompassing that city in the United States among the thirty cities having the largest population (as determined by the most recent United States Census data available at the Termination Date) which is closest to the Executive's residence. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

          24. NOTICE. Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided by Section 13(e) hereof, shall be deemed given when actually received by the Executive or actually received by the Company's Secretary or any officer of the Company other than the Executive. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to Giddings & Lewis, Inc., Attention: Secretary (or Chief Executive Officer, if the

Executive is then Secretary), 142 Doty Street, Fond du Lac, WI 54935, or if the Executive, at the address set forth below the Executive's signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

          25. NO WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

          26. HEADINGS. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

COMPANY
Giddings & Lewis, Inc.                       EXECUTIVE


By:    ________________________________      _________________________________

Title: _________________________________     _________________________________
                                               (address)

                                             _________________________________
                                            (city, state, zip code)

Attest:

________________________________


Title: _________________________